Exhibit 10.2

MEGA MATRIX INC.

DIRECTOR AGREEMENT

This Director Agreement (the “Agreement”) is made and entered into as of [DATE], by and between Mega Matrix Inc., a Cayman Islands company of Level 21, 88 Market Street, CapitaSpring, Singapore 04894889 (the “Company”), and [NAME], an individual of [ADDRESS] (“Director”).

I. SERVICES

1.1  Board of Directors. Director agrees to perform such tasks as may be necessary to fulfill Director’s obligations as a member of the Board and its committees and serve as a director so long as he or she is duly appointed or elected and qualified in accordance with the applicable provisions of the Company’s Second Amended and Restated Certificate of Incorporation and Fourth Amended and Restated Bylaws (collectively, the “Charter”) and any necessary approval by the Company’s shareholders and/or Board, and until such time as he resigns, fails to stand for election, fails to be elected by the shareholders of the Company or is removed from his position. Director may at any time and for any reason resign or be removed from such position consistent with the Charter (subject to any other contractual obligation or other obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement with respect to the Director.

1.2  Director Services. The Director shall provide the following Services (“Director Services”):

(a)  During the term of services as a director of the Company (“Directorship Term”), the Director make reasonable business efforts to attend all Board meetings, serve on appropriate subcommittees as reasonably requested by the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and perform such duties, services and responsibilities, and have the authority commensurate to such position.

(b)  The Director will use his or her best efforts to promote the interests of the Company. The Company recognizes that the Director (i) is or may become a full-time executive employee of another entity and that his or her responsibilities to such entity must have priority and (ii) sits or may sit on the board of directors of other entities, subject to any limitations set forth by the Sarbanes-Oxley Act of 2002 and limitations provided by any exchange or quotation service on which the Company’s securities is listed or traded. Notwithstanding the same, the Director will provide the Company with prior written notice of any future commitments to such entities and use reasonable business efforts to coordinate his or her respective commitments so as to fulfill his or her obligations to the Company and, in any event, will fulfill his or her legal obligations as a Director. Other than as set forth above, the Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his or her duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit his or her activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which he or she currently sits. At such time as the Board receives such notification, the Board may require the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, services and responsibilities hereunder.

1.3  Term. This Agreement shall terminate upon the “Expiration Date” which shall be the earlier of the date on which Director ceases to be a member of the Board for any reason, including death, resignation, removal, or failure to be elected by the shareholders of the Company, or the date of termination of this Agreement in accordance with Section 5.2 hereof.

II. COMPENSATION

2.1  Expense Reimbursement. The Company shall reimburse Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director.

2.2  Fees to Director. During the Directorship Term, the Company agrees to pay the Director a monthly fee of US$[●].

2.3  Director and Officer Liability Insurance. The Company will use its best efforts to maintain a customary director and officer liability insurance policy for all Board members and such policy will cover Director to the same extent as other directors and officers covered under the policy.

2.4  Independent Contractor. The Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 2 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

III. CONFIDENTIALITY AND NONDISCLOSURE

3.1  Confidentiality. During the term of this Agreement, and for a period of three (3) years after the Expiration Date, Director shall maintain in strict confidence all information he or she has obtained or shall obtain from the Company, which the Company has designated as “confidential” or which is by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Director outside of this relationship (the “Confidential Information”).

3.2  Nondisclosure and Nonuse Obligations. Director will use the Confidential Information solely to perform his or her obligations for the benefit of the Company hereunder. Director will treat all Confidential Information of the Company with the same degree of care as Director treats his or her own Confidential Information, and Director will use his or her best efforts to protect the Confidential Information. Director will not use the Confidential Information for his or her own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he or she becomes aware, of the Confidential Information.

3.3  Return of Company Property. All materials furnished to Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company. Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. Director agrees to certify in writing that Director has so returned or destroyed all such Company Property.

3.4  Insider Trading and Clawback Policy. Executive Director acknowledges that he has received and executed the Company’s Insider Trading and Clawback Policy .

IV. COVENANTS OF DIRECTOR

4.1  No Conflict of Interest. During the term of this Agreement, Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any person, firm, partnership, corporation or unincorporated association or entity of any kind that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that Director may continue Director’s current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director’s obligations to Current Affiliations. Director represents that nothing in this Agreement conflicts with Director’s obligations to Current Affiliations. A business shall be deemed to be “competitive with the Company” for purpose of this Article IV only if and to the extent it engages in a business substantially similar to the Company’s business.

4.2  Noninterference with Business. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer or supplier of the Company to terminate or breach his, her or its employment, contractual or other relationship with the Company.

V. TERM AND TERMINATION

5.1  Term. This Agreement is effective as of [DATE] and will continue until the Expiration Date.

5.2  Survival. The rights and obligations contained in Articles III and IV will survive any termination or expiration of this Agreement.

VI. MISCELLANEOUS

6.1  Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.2  Remedies. The Director agrees that any breach of the terms of this Articles III and IV would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Section shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 6.2.

6.3  No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

6.4  Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page of this Agreement or such other address as either party may specify in writing.

6.5  Governing Law. This Agreement shall be governed in all respects by the laws of the Cayman Islands, without regard to conflicts of law principles thereof.

6.6  Severability. Should any provisions of this Agreement be held by a court to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

6.7  Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Director for the Company.

6.8  Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.9  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:	Mega Matrix Inc.

Address:	Level 21, 88 Market Street
CapitaSpring
Singapore 048948dd

By:
Name:	Yucheng Hu
Title:	Chief Executive Officer

Director:

Address:

By:
Name:	[NAME]

Exhibit A

Director’s Current Affiliations